Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

OMRON CORPORATION,

OMRON MANAGEMENT CENTER OF AMERICA, INC.,

HOFFMAN ACQUISITION CORP.

and

ADEPT TECHNOLOGY, INC.

Dated as of September 16, 2015

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

INDEX OF DEFINED TERMS

Definition	Location

409A Authorities	4.11(g)
Acceptance Time	1.1(e)
Acquisition Proposal	6.4(f)(i)
Action	4.9(a)
Adverse Recommendation Change	6.4(c)
Affiliate	9.3(a)
Affordable Care Act	4.11(a)
Agreement	Preamble
AJCA	4.11(g)
Antitrust Condition	Exhibit A ¶(b)
Antitrust Law	6.6(g)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.5
Company	Preamble
Company Acquisition Agreement	6.4(a)
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Employee	6.10(a)
Company IP	4.18(a)
Company Party	8.3(d)
Company Plans	4.11(a)
Company Registered IP	4.18(a)
Company SEC Documents	4.5(a)
Company Stock Awards	4.2(a)
Company Stock Option	3.2(a)
Company Stock Plans	3.2(a)
Company Stock Right	3.2(b)
Company Unregistered IP	4.18(a)
Confidentiality Agreement	6.5(b)
Contract	4.4(a)
control	9.3(c)
Costs	6.9(a)
Credit Agreement	6.17
Delaware Secretary of State	2.3
DGCL	Recitals

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Dissenting Shares	3.4
Effective Time	2.3
Environmental Laws	4.13(c)(i)
Environmental Permits	4.13(c)(ii)
ERISA	4.11(a)
ESPP Purchased Rights	6.20
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expiration Date	1.1(b)
FCPA	4.23(a)
FIRPTA Certificate	3.5
Foreign Antitrust Laws	4.4(b)(ii)
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)(ii)
Indebtedness	9.3(e)
Indemnified Parties	6.9(a)
Initial Expiration Date	1.1(b)
Intellectual Property	4.18(c)
IRS	4.11(a)(ii)
knowledge	9.3(d)
Law	4.4(a)
Liens	4.2(b)
Material Adverse Effect	4.1(a)
Material Contract	4.15(a)
Materials of Environmental Concern	4.13(c)(iii)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A ¶(a)
NASDAQ	1.1(c)(ii)
Nonqualified Deferred Compensation Plan	4.11(g)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)
Offer Price	Recitals
Offer to Purchase	1.2(a)
Omron	Preamble
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Parent Material Adverse Effect	5.1(a)
Parent Plan	6.10(b)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Pay-off Amount	6.17
PBGC	4.11(b)(iv)
Permits	4.10
Person	9.3(f)
Preferred Stock	4.2(a)
Recommendation	4.3(b)(iii)
Representatives	6.4(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2(a)
SEC	1.1(c)(ii)
Securities Act	4.4(b)(i)
Shares	Recitals
Subsidiary	9.3(g)
Superior Proposal	6.4(f)(ii)
Support Agreements	Recitals
Surviving Corporation	2.1
Takeover Laws	4.19
Tax Return	9.3(h)
Taxes	9.3(i)
Termination Fee	9.3(j)
WARN	6.10(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 16, 2015, among OMRON Corporation, a Japanese corporation (“Omron”), Omron Management Center of America, Inc., a Delaware corporation and wholly-owned Subsidiary of Omron (“Parent”), Hoffman Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Adept Technology, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a price per Share of $13.00 net to the seller in cash, without interest (such amount or any greater amount per Share as may be paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”) and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the Boards of Directors of Omron, Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Omron, Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, as a condition to and inducement to Omron’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain of the stockholders of the Company, including all of the members of the Company Board and the Company’s executive officers, are entering into tender and support agreements with Parent and Merger Sub (the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER

Section 1.1                                    The Offer.

(a)                                 As promptly as practicable after the date hereof, but in no event later than the tenth calendar day after the date of the first public announcement of the execution and delivery of this Agreement, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price.  The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Parent or Merger Sub of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”).  Each of Parent and Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer, except that, unless otherwise provided by this Agreement, without the consent of the Company, Parent and Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) reduce the number of Shares subject to the Offer, (4) impose additional conditions to the Offer, (5) waive or change the Minimum Condition, (6) add to the Offer Conditions, (7) extend or otherwise change the expiration time of the Offer except as required or permitted by Section 1.1(b) or (8) amend or modify any Offer Condition or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares.

(b)                                 The Offer shall expire at 5:00 p.m. (New York City time) on the date that is 21 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”).

(c)                                  Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to each party’s right to terminate this Agreement in accordance with Article VIII), the Offer shall be extended from time to time as follows:

(i)                                     If, on or prior to any then scheduled Expiration Date, the Offer Conditions shall not have been satisfied or waived by Parent or Merger Sub if permitted hereunder and to the extent permitted by applicable Law, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to ten Business Days each until the Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Outside Date.

(ii)                                  Merger Sub shall extend the Offer for any period or periods required by applicable Law, interpretation or position of the Securities and Exchange Commission (or its staff) (the “SEC”) or the NASDAQ Capital Market (“NASDAQ”).

(d)                                 Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated in accordance with Article VIII.  In the event that this Agreement is terminated in accordance with Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), terminate the Offer.  If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof.

(e)                                  Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or as soon as practicable following the valid tender thereof.

Section 1.2                                    Offer Documents.  As promptly as reasonably practicable on the date of commencement of the Offer (subject to Section 1.1), Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Law.  If Merger Sub provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received (as receipt is determined pursuant to Section 251(h)(3) of the DGCL) by, or on behalf of, Merger Sub as of the Expiration Date. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents.  Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and Merger Sub agree to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3                                    Company Actions.

(a)                                 The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Recommendation, subject to the provisions of Section 6.4.

(b)                                 As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall contain the Recommendation, subject to the provisions of Section 6.4.  Without limitation, the Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and shall include the notice of availability of appraisal rights that Section 262(d)(2) of the DGCL requires the Company to deliver to the Company’s stockholders in connection with the Merger.  The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law.  Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.  In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c)                                  In connection with the Offer, the Company shall cause its transfer agent promptly (and in any event within five Business Days of the date of this Agreement) to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish

Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.  Subject to the requirement of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall cause their agents and Representatives to deliver) to the Company all copies and any extract or summaries of such information.

ARTICLE II
THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside legal counsel to the delivering party pending authorization by the delivering party (or its outside legal counsel) of their release at the Closing.

Section 2.3                                    Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5                                    Merger Without Meeting of Stockholders.  The Merger shall be governed by Section 251(h) of the DGCL.  The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.  Notwithstanding the foregoing, if after the consummation of the Offer, Parent and Merger Sub are prohibited from completing the Merger pursuant to Section 251(h) of the DGCL and hold of record, in the aggregate, at least one Share more than 90% of the number of Shares that are then issued and outstanding, the parties shall take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

Section 2.6                                    Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)                                 At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7                                    Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8                                    Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1                                    Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)                                 Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 3.3, without interest.

(b)                                 Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 3.2                                    Treatment of Options and Other Equity-Based Awards.

(a)                                 At the Acceptance Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be cancelled and, in exchange therefor, Merger Sub or the Surviving Corporation, as applicable, shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable (but in no event more than five Business Days) following the Acceptance Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b)                                 At the Acceptance Time, and without any action on the part of the Company, Parent, Omron, Merger Sub or the holders thereof, each restricted stock unit (each a “Company Stock Right”) granted under any of the Company Stock Plans, whether vested or unvested, that is outstanding at the Acceptance Time shall be cancelled and, in exchange therefor, Merger Sub or the Surviving Corporation, as applicable, shall pay to each former holder of any such cancelled Company Stock Right immediately following the Acceptance Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to the vested or earned portion of such Company Stock Right, such vested or earned portion determined in accordance with the terms and conditions of such Company Stock Right, including the Company’s Change in Control Plan, to the extent applicable, or, in the case of Company Stock Rights earned on the basis of the price of the Shares, to the extent the Merger Consideration results in such Company Stock Right becoming earned.

(c)                                  Immediately following the Acceptance Time, to the extent necessary, Parent shall deposit or shall cause to be deposited with the Company cash in U.S. Dollars sufficient to pay all amounts payable pursuant to Sections 3.2(a) and 3.2(b), and the Company’s portion of any FICA or FUTA Tax related thereto.

(d)                                 Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 3.2 and shall deliver all required notices to each holder of Company Stock Options and Company Stock Rights setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and Company Stock Rights shall be treated in the manner set forth in this Section 3.2.

(e)                                  Prior to the Effective Time, the Company shall adopt resolutions so that the Company Stock Plans shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of the Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of Shares (other than such rights and benefits which, pursuant to the express written terms of the Company’s Change in Control Plan or any Change in Control Severance Agreement in effect on the date of this Agreement, shall not expire or be cancelled) shall be canceled effective as of the Effective Time, without any liability on the part of the Company, the Surviving Corporation, Parent or Omron (except as otherwise contemplated by this Agreement).

Section 3.3                                    Exchange and Payment.

(a)                                 Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with such bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article III.  At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article III (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III, except as provided in this Agreement.  Parent or the Surviving Corporation shall pay all charges and expenses, including those of the

Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III.

(b)                                 Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) in customary form and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share, and the Certificate so surrendered shall forthwith be cancelled.  Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled.  No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c)                                  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and shall be properly transferred, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer or similar Taxes incurred in connection with the Merger will be paid by Parent.

(d)                                 Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e)                                  All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)                                   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis.  If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 3.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  Any interest and other income resulting from such investments shall be the property of, and shall be payable to, Parent.

(g)                                  At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate.  Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by the Company’s stockholders at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of any claims or interests of any such stockholders or their successors, assigns or personal representatives previously entitled thereto.

(h)                                 If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i)                                     The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  At or after the Effective Time, the Certificates or Book-Entry Shares shall, subject to compliance with the provisions of this Article III by the holder thereof and subject to Section 3.4, represent only the right to receive the Merger Consideration with respect to the Shares formerly represented thereby.

Section 3.4                                    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, to the extent required by the DGCL, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to payment of the fair value of such shares in accordance with the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the DGCL), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a), and Parent shall promptly deposit (or cause to be deposited) in the Payment Fund additional cash in an amount sufficient to pay the Merger Consideration in respect of such Shares that are no longer Dissenting Shares.  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and control (provided that, prior to the Acceptance Time, Parent shall not have the right to control such negotiations and proceedings where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates) all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle, any such demands.

Section 3.5                                    Withholding.  Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Paying Agent, the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law; provided that a determination as to whether such withholding is required shall be made in good faith after consultation with the Company and provided further that Parent agrees that, other than any Taxes required to be withheld in respect of compensatory arrangements with any present or former employee or service provider of the Company or any of the Company Subsidiaries, (i) no Japanese Taxes shall be deductible and withheld from such consideration paid to such holder and (ii) no U.S. Taxes shall be deducted and withheld from such consideration paid to such holder, provided that (a) such holder timely provides a properly completed IRS Form W-9 or IRS Form W-8, as applicable, (b) the FIRPTA Certificate is furnished by the Company to Parent immediately prior to the Effective Time and (c) there is no intervening change in Law.  Any amounts so withheld under this Section 3.5 and paid over to the appropriate taxing authority by the Paying Agent, the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.  The “FIRPTA Certificate” means a properly completed statement, in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, that the Company is not, and has not been during the applicable period, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in (or incorporated by reference into) the Company SEC Documents filed after June 30, 2014 and prior to the date of this Agreement (but excluding disclosure of risks included in any “Risk Factors” section or “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                    Organization, Standing and Power.

(a)                                 Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would have a material adverse effect (A) on the assets (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) natural disasters or calamities, (4) any actions required by this Agreement to be taken by the Company or its Subsidiaries to obtain any approval or authorization under any Antitrust Law for the consummation of the Offer or the Merger or the other transactions contemplated hereby, (5) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (6) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (8) any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency, (9) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (10) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case, which is required or expressly contemplated by this Agreement (provided that the exceptions in clause (9) and this clause (10) shall not apply to the representations and warranties in Section 4.4(a)(ii) or (iii) solely with respect to the absence of any conflict with, or violation of, any Law or any breach or violation of, or default under, any Contract) or (11) any actions taken (or omitted to be taken) at the request of Parent, provided, that, solely with respect to clauses (1), (2), (3), (5) and (8), the impact of such event, change, circumstance, occurrence or effect is not materially disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, which participants shall include, for the avoidance of doubt, the robotics or similar automation division of a Person also engaged in other businesses (provided that (x) in the case of clause (3), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such natural disaster or calamity are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance, and (y) in the case of clause (8), such disproportionality shall be considered only to the extent that the economic damages (including damages attributable to business interruption) suffered by the Company and its Subsidiaries as a result of such outbreak or escalation of hostilities, acts of war or terrorism or other national or international calamity, crisis or emergency are not covered in all material respects by insurance (including business interruption insurance), subject to applicable deductibles, and then only with respect to those economic damages that are not covered by insurance); or (B) that would prevent or delay beyond the Outside Date the Company’s ability to perform its obligations under this Agreement necessary to consummate the Offer and the Merger.

(b)                                 The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 4.2                                    Capital Stock.

(a)                                 The authorized capital stock of the Company consists of (a) 19,000,000 Shares and (b) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  As of September 11, 2015, (i) 14,568,881 Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were free of preemptive rights, (ii) 5,000 Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding and (iv) an aggregate of 1,674,551 Shares were subject to or otherwise deliverable in connection with outstanding Company Stock Rights or the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plans and 246,273 Shares were authorized for issuance under the Company Employee Stock Purchase Plan.  Except as set forth above and except for changes since September 11, 2015, resulting from the exercise or settlement of Company Stock Options or Company Stock Rights outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.  Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company Stock Rights (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, if applicable, number of shares vested and the expiration dates thereof.

(b)                                 Each of the outstanding shares of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.  Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

Section 4.3                                    Authority.

(a)                                 Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)                                               The Company Board has unanimously adopted resolutions (i) determining that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) subject to Section 6.4, approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, (iii) resolving to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (this clause (iii), the “Recommendation”) and (iv) approving this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.4.

(c)                                                Pursuant to applicable Law (including the DGCL) and the Company Charter and Company Bylaws, the affirmative vote of the holders of Shares representing a majority of the outstanding Shares constitutes the only vote required of the holders of any class or series of the Company’s capital stock or other securities that would be, in the absence of Section 251(h) of the DGCL, required to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 4.4                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each (but for the sake of clarification, excluding purchase orders), a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5                                    SEC Reports; Financial Statements.

(a)                                 The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since June 30, 2013 (all such forms, reports, statements, certificates and other documents filed since June 30, 2013 and prior to the date hereof, collectively, the “Company SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since June 30, 2014 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). Since June 30, 2014, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)                                  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.  The Company has implemented and maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and has made available to Parent copies of all such disclosure documents regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal control over financial reporting.

(d)                                 Prior to the date of this Agreement, the Company has made available to Parent copies of all comment letters (excluding, for the sake of clarification, any “no review” letters) received by the Company from the SEC since June 30, 2012 relating to the Company SEC Documents, together with all written responses from the Company thereto.  As of the date of this Agreement (i) there are no outstanding or unresolved comments in any such comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)                                  No Subsidiary of the Company is required to independently file any form, report, schedule, statement or other document with the SEC.

Section 4.6                                    No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations

(a) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2015 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since June 30, 2015, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.7                                    Certain Information.  The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8                                    Absence of Certain Changes or Events.  Since June 30, 2015 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect; and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b).

Section 4.9                                    Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date of this Agreement, there is no action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer or the Merger as contemplated by this Agreement.

Section 4.10                             Compliance with Laws.  Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 4.11, 4.13 and 4.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties or assets are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect.  Except with respect to Environmental Laws (which are the subject of Section 4.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11                             Benefit Plans.

(a)                                 The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, each “multiemployer plan” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, equity-based, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (or a description of the material terms of any unwritten Company Plan), including any amendments thereto, and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination or advisory letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, summary of material modifications and other equivalent written communications by the Company or its Subsidiaries to their employees concerning such Company Plan, (iv) any material communications with Government Entities concerning such Company Plan during the three most recent years, and (v) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.  Neither the Company nor its Subsidiaries have received any written notice or written demand with respect to any current or former employee informing the Company or such Subsidiary that it may be liable for an “employer shared responsibility payment” as contemplated by Section 4980H of the Code, the regulations issued thereunder, and the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations issued thereunder and rulings issued with respect thereto (the “Affordable Care Act”).

(b)                                 With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)                                     each Company Plan complies with, and at all times during the past three years has been operated in compliance with, its terms and applicable Laws;

(ii)                                 each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(iii)                             each Company Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iv)                              there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(v)                                 no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(vi)                              no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA;

(vii)                          the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, similar state Laws and the Affordable Care Act, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation; and

(viii)                        none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the Offer or Merger contemplated hereby.

(c)                                  Neither the execution and delivery of this Agreement and any related documents nor the consummation of the Offer or Merger contemplated hereby will, either alone or in combination with any other event, (i) require the Company or any Subsidiary to place in trust or otherwise set aside any amounts in respect of any Company Plan; or (ii) result in any payments or benefits for any current or former Company Employee under any Company Plan that would be considered “excess parachute payments” under Section 280G of the Code.

(d)                                 None of the Company, any of its Subsidiaries or any entity within the same “controlled group” as the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA has, at any time during the past six years, contributed or been obligated to contribute to (i) a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (ii) a multiple employer plan, as defined in Section 413(c) of the Code, (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA, or (iv) a plan subject to Title IV of ERISA.

(e)                                  No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Subsidiary of the Company or any Company Plan to any material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or under any provision of the Affordable Care Act.

(f)                                   Neither the Company nor any Subsidiary of the Company is required to provide any gross-up, make-whole or other additional payment with respect to taxes, interests or penalties imposed under any tax provisions, including Section 409A or Section 4999 of the Code.

(g)                                  Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since June 30, 2013, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (A) and (B), together, the “409A Authorities”).  No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities.

(h)                                 There has not been since June 30, 2013, and there is not pending or, to the knowledge of the Company, threatened any proceeding or inquiry asserted or instituted against the Company or any Subsidiary by any Governmental Entity relating to the legal status or classification of an individual classified by the Company or any Subsidiary as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

Section 4.12                             Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization.  There is no labor strike, work stoppage, lockout or material labor dispute, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.  To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no (a) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (b) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (c) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

Section 4.13                             Environmental Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the applicable SEC filings:  (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened; (v) none of the Company or any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, liability of any other Person relating to Environmental Laws; and (vi) to the Company’s knowledge, there are no circumstances or conditions that would, or would reasonably be expected to, interfere with or prevent compliance or continued compliance by the Company or any of its Subsidiaries with Environmental Laws or give rise to liability under Environmental Laws.

(b)                                 Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)                                  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                     “Environmental Laws” means all foreign, federal, state, Laws or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

(ii)                                  “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)                               “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including petroleum and petroleum products or derivatives, asbestos and urea formaldehyde, polychlorinated biphenyls, and any other substance for which liability or standards of conduct may be imposed under Environmental Laws.

Section 4.14                             Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects.

(b)                                 The Company and its Subsidiaries have timely withheld and paid all Taxes of the Company and its Subsidiaries that are required to have been withheld or have become due or payable, respectively, except to the extent that a reserve for Taxes has been established on the financial statements of the Company.

(c)                                  No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d)                                 There are no settlement agreements with the Internal Revenue Service and no pending Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any taxing authority that it intends to commence such an audit, examination, investigation or proceeding.

(e)                                  No extension or waiver of a statute of limitations relating to U.S. federal income Taxes is currently in effect with respect to the Company or any of its Subsidiaries.  There are no liens for Taxes outstanding against any assets of the Company or any Subsidiary other than for current Taxes not yet due and payable or being contested in good faith.

(f)                                   Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the three years prior to the date of this Agreement.

(g)                                  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent.  Neither the Company nor any of its

Subsidiaries has any liability for Taxes of any Person other than that of the Company or any Subsidiary under Treasury Regulation Section 1.1502-6 or any corresponding provision of state, local, or foreign income Tax law, as transferee or successor, by contract, by operation of law, or otherwise.

(h)                                 Neither the Company nor any of its Subsidiaries have participated in or are currently participating in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011.4(b)(2).

(i)                                     Other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (or use of an improper method of accounting) for Tax purposes for a Tax period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; or (D) election under Section 108(i) of the Code made on or prior to the Closing Date.

(j)                                    Neither the Company nor any Subsidiary currently has outstanding any requests for a Tax ruling.

(k)                                 The representations and warranties in Section 4.11 and this Section 4.14 are the sole and exclusive representations and warranties being made by the Company with respect to Tax matters, and for the avoidance of doubt, no representation or warranty (express or implied) is made with respect to the Company’s or any of its Subsidiaries’ tax attributes, including the availability to Parent or the Surviving Corporation or their Subsidiaries of any net operating losses of the Company or any of its Subsidiaries or with respect to the deductibility of such losses in the future.

Section 4.15                             Contracts.

(a)                                 Section 4.15 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)                                     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)                                  any Contract that materially limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any

Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)                               any Contract with respect to the formation, creation, operation, management or control of a joint venture or partnership with another Person;

(iv)                              any Contract relating to Indebtedness incurred by the Company or any of its Subsidiaries;

(v)                                 any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $1,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)                              any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract;

(vii)                           any Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

(viii)                        any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than license agreements for software that is generally commercially available;

(ix)                              any Contract that obligates the Company or any of its Subsidiaries to make (A) any loan, or (B) any capital commitment or expenditure, except, in the case of clause (B), in the ordinary course of business consistent with practice and in an aggregate amount not greater than $1,000,000;

(x)                                 any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(xi)                              any Contract with a top ten supplier of the Company based on aggregate amounts paid by the Company and its Subsidiaries during the 12-month period ended June 30, 2015 or a top ten customer of the Company based on revenue earned during the 12-month period ended June 30, 2015.

Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Material Contract.”

(b)                                 Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 4.16                             Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 4.17                             Properties.  Neither the Company nor any of its Subsidiaries own any real property.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and marketable title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned tangible personal property and the leased property.  No representation is made under this Section 4.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.18.

Section 4.18                             Intellectual Property.

(a)                                 Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or trade names, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are related to and used in the businesses of the Company or its Subsidiaries (collectively, “Company Registered IP”).  The Company Disclosure Letter also sets forth a true and complete list of all unregistered trademarks, service marks, trade dress, trade names or copyrights owned by the Company or any of its Subsidiaries on the date hereof that are material to the businesses of the Company and its Subsidiaries taken as a whole (collectively, “Company Unregistered IP”).  “Company IP” shall mean both of the Company Registered IP and Company Unregistered IP.  No Company IP is involved in any litigation, interference, reissue, reexamination, opposition, cancellation or contested matter and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company IP.  All Company IP is owned by the Company or one its

Subsidiaries free and clear of all Liens, other than any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established or (ii) which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet.  Neither the Company nor any of its Subsidiaries has received any written notice or claim in the three years prior to the date hereof challenging the validity or enforceability of any Company IP that remains pending or unresolved.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, copyrights, trademarks, trade secrets or other intellectual property rights (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since June 30, 2012 any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) no third party is misappropriating or infringing any Company IP and (iii) no Company IP is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 4.19                             State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any other state Laws in the United States, including the DGCL, apply to this Agreement or any of the transactions contemplated hereby.

Section 4.20                             Section 251(h).  The Company has not opted out of Section 251(h) of the DGCL in the Company Charter or taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable or unavailable with respect to the Merger.

Section 4.21                             No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22                             Affiliate Transactions.  Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements or as otherwise disclosed in or filed with a Company SEC Document, as of the date of this Agreement, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 4.23                             Foreign Corrupt Practices Act.

(a)                                 Neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the US Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), foreign political party or official thereof or candidate for foreign political office for the purpose of: (1) influencing any official act or decision of such official, party or candidate; (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or (3) securing any improper advantage; in the case of (1), (2) and (3) above in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b)                                 Neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business.

(c)                                  The Company has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to facilitate compliance with the FCPA or any other applicable anti-bribery or anti-corruption Laws applicable in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business.

(d)                                 Neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity is the subject of any pending allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other similar anti-bribery or anti-corruption Laws in any foreign jurisdiction.

Section 4.24                             Brokers.  No broker, investment banker, financial advisor or other Person, other than Mooreland Partners, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25                             Export Controls and Economic Sanctions.

(a)                                 The Company and its Subsidiaries are presently operating in compliance, and for the past five years have operated in compliance, in all material respects, with the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420) and the Export Administration Regulations (15 C.F.R. §§ 730-774); the Arms Export Control Act (22 U.S.C. § 2778) and the corresponding International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.); the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (31 C.F.R. Part 500 et seq.) and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; the Iranian affiliate reporting requirements under the Exchange Act of 1934 (15 U.S.C. § 78m(r)); and all applicable antiboycott laws, regulations, guidelines, and reporting requirements, including those issued under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code, respectively.

(b)                                 The Company has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to facilitate compliance with U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdictions where the Company or any Subsidiary of the Company operates or otherwise conducts business (provided such restrictive trade measures are not contrary to U.S. antiboycott laws).

(c)                                  Neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any of their respective directors, officers, employees or, acting on the Company’s behalf, agents, in each case, acting in such capacity, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to U.S. export controls and economic sanctions, or any equivalent laws in any foreign jurisdiction.

Section 4.26                             Opinion of Financial Advisor.  Mooreland Partners has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

Section 4.27                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, each of Omron, Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Omron, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person will have or be subject to any liability to Omron, Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Omron’s, Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Omron, Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Omron, Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1                                    Organization, Standing and Power.

(a)                                 Each of Omron, Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence or effect that would prevent or delay beyond the Outside Date the performance by Omron, Parent or Merger Sub of its obligations under this Agreement necessary to consummate the Offer and the Merger.

(b)                                 Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

Section 5.2                                    Authority.  Each of Omron, Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Omron, Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of each of Omron, Parent and Merger Sub, and no other corporate proceedings on the part of Omron, Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.  This Agreement has been duly executed and delivered by Omron, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Omron, Parent and Merger Sub, enforceable against each of Omron, Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement by each of Omron, Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not (i) conflict with or violate the certificate of incorporation or bylaws of Omron, Parent or Merger Sub (or equivalent organizational documents), (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Omron, Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Omron, Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ or the Tokyo Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with any Governmental Entity or stock exchange the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

Section 5.4                                    Certain Information.  The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5                                    Brokers.  No broker, investment banker, financial advisor or other Person, other than Robert W. Baird & Co. Incorporated (the fees and expenses of which will be paid by Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6                                    Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7                                    Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 5.8                                    Financing.  Parent and Merger Sub have and will have, as of the respective dates of the Acceptance Time and the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Offer, the Merger and the other transactions contemplated, including payment of all amounts required to be paid pursuant to Article I and Article III, and to pay all related fees and expenses.

Section 5.9                                    Ownership of Shares.  Neither Omron, Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement, nor is any of Omron, Parent or Merger Sub an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Section 5.10                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 5.11                             Access to Information.  Omron, Parent and Merger Sub each acknowledge and agree that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.

ARTICLE VI
COVENANTS

Section 6.1                                    Conduct of Business of the Company.

(a)                                 The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

(b)                                 Between the date of this Agreement and the Effective Time, except (w) as expressly contemplated by this Agreement, (x) as disclosed in Section 6.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall:

(i)                                     amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)                                  issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, in each case, or securities convertible into or exchangeable for shares of its capital stock, except (A) pursuant to the exercise of Company Stock Options or settlement of Company Stock Rights outstanding as of the date hereof and in accordance with the terms of such instruments or ESPP Purchased Rights in accordance with Section 6.20; or (B) the grant of Company Stock Options in the amount set forth in any offer letter outstanding as of the date of this Agreement and provided to Parent prior to the date of this Agreement (whether or not the offer of employment evidenced thereby has been accepted as of the date of this Agreement), to new hires of the Company;

(iii)                               declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company);

(iv)                              adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options outstanding as of the date hereof or permitted to be granted after the date hereof pursuant to Section 6.1(b)(ii)(B)), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)                                 (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice, or pursuant to Contracts in effect on the date of this Agreement; (B) sell, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise), or create or incur any Lien on, any corporation, partnership or other business organization or division thereof or any assets or properties, other than (I) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (II) pursuant to Contracts in effect on the date of this Agreement or (III) dispositions of obsolete or worthless assets or properties;

(vi)                              other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any Material Contract;

(vii)                           authorize any material new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $150,000;

(viii)                        (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly-owned Subsidiaries), other than, in the case of each of clauses (A), (B) and (C), in the ordinary course of business consistent with past practice and, in the case of clause (B), for working capital purposes under facilities existing on the date of this Agreement;

(ix)                              except to the extent required by applicable Law (including Section 409(A) of the Code), any arrangement in effect as of the date hereof, as contemplated by Section 6.10 or increases in base salary, other compensation or benefits of employees (other than executive officers) in the ordinary course of business consistent with past practice, (A) increase the compensation or benefits of any director, officer or employee of the Company or its Subsidiaries, (B) amend, modify or adopt (or make any public announcement of an intention to amend, modify or adopt in the future) any compensation or benefit plan or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan  with or for the benefit or its employees, officers or directors, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Options or Company Stock Awards or (D) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement or plan with or for the benefit of any past or present officers or employees;

(x)                                 implement or adopt any material change in its accounting principles, practices or methods, except as may be required by GAAP, the rules or policies of the Public Accounting Oversight Board or applicable Laws;

(xi)                              except as permitted pursuant to Section 6.18, compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment by the Company or any of its Subsidiaries of money damages (A) not in excess of $100,000 in the aggregate and (B) consistent with the reserves reflected in the Company’s balance sheet at June 30, 2015;

(xii)                           change any material Tax election, file any amended material Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to any material Taxes, settle any material Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or material Tax assessment relating to the Company or any Subsidiary;

(xiii)                        adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xiv)                       change its fiscal year;

(xv)                          enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in a material respect, the operations of the Company or any of its Subsidiaries;

(xvi)                       enter into any new line of business outside of its existing business;

(xvii)                    enter into any new lease or amend the terms of any existing lease of real property, other than an annual renewal of an existing lease in the ordinary course of business consistent with practice which does not result, individually or in the aggregate, in an increase in annual expenditures of the Company by an amount greater than $100,000;

(xviii)                 convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than, to the extent required by an order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that nothing in this Section 6.1(b)(xviii) shall require the directors of the Company to take any action or refrain from taking any action that would reasonably be expected to be inconsistent with their fiduciary duties under applicable Law);

(xix)                       except in connection with actions permitted by Section 6.4, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to

Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement; or

(xx)                          agree to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xix).

With respect to Section 6.1(b)(ix)(A), the Company may request Parent’s consent to any such action by email correspondence to Nigel Blakeway and with a copy to Steven Barth and Spencer Moats, to such person’s respective email addresses set forth in Section 9.2.  Parent may provide or withhold its consent by email response to Seth Halio and with a copy to Lisa Fontenot, to such person’s respective email addresses set forth in Section 9.2.  If Parent has neither provided its consent nor withheld its consent prior to the time that is 48 hours following the Company’s delivery of any such request for consent, then Parent shall be deemed to have provided its consent.

Section 6.2                                    Conduct of Omron, Parent and Merger Sub Pending the Closing.  From and after the date hereof until the earliest to occur of the Effective Time or the termination of this Agreement in accordance with its terms, each of Omron, Parent and Merger Sub agree that it shall not, directly or indirectly, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any willful action or willfully refrain from taking any action, which would (i) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) result in any of the conditions to the Offer set forth in Exhibit A or any of the conditions to the Merger set forth in Article 7 not being satisfied prior to the Outside Date, in the case of each of clause (i) and clause (ii), except for any action or failure to take action (A) required or expressly contemplated by this Agreement, (B) that would constitute or result in a violation of any applicable Law or (C) consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.3                                    No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Omron or Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Omron’s, Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Omron or Parent, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4                                    Solicitation of Transactions; Recommendation.

(a)                                 Except as permitted by this Section 6.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives” ) not to, directly or indirectly, (i) initiate, solicit or encourage (including by providing information, provided that any communication undertaken by the Company in the ordinary course of business and not related, directly or indirectly, to an Acquisition Proposal, the Offer or the Merger or any other similar transaction shall not, in and of itself, be deemed an action by the Company to encourage) any proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which the Company or any Subsidiary of the Company is a party that restricts the making of an Acquisition Proposal, unless the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to so waive or provide consent would be inconsistent with the Company Board’s exercise of its fiduciary duties to the Company’s stockholders under applicable Laws, and any waiver or consent so granted shall not be deemed to be the encouragement, initiation or solicitation of an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.4(b)(ii)(B)) (each, a “Company Acquisition Agreement”); provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.4(b) or (c) or Section 8.1(d)(ii) shall not be deemed to be a breach of this Section 6.4(a).  The Company agrees that it, its Subsidiaries and its Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Without limiting this Section 6.4, it is agreed that any violation of the restrictions set forth in this Section 6.4 by any Representative acting for, on behalf or at the direction of the Company, or any Subsidiary of the Company  shall constitute a breach of this Section 6.4 by the Company.

(b)                                 Notwithstanding anything to the contrary in Section 6.4(a), at any time prior to, but not after, the Acceptance Time, the Company and its Subsidiaries and Representatives may participate in discussions or negotiations with, or furnish or disclose non-public information with respect to the Company and its Subsidiaries to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the Acceptance Time if, and only if, (i) the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, (ii) prior to participating in discussions or negotiations with, or furnishing or disclosing any non-public information to, such Person, the Company (A) notifies Parent of its receipt of such Acquisition Proposal and its intent to take such action and (B) receives from such Person an executed confidentiality agreement that is on terms not materially less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent, and (iii) promptly after furnishing or discussing any non-public information to such Person making such Acquisition Proposal or its Representatives, the Company makes available to Parent any such non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives to the extent such information was not previously provided or made available to Parent.

(c)                                  Subject to the permitted actions contemplated by Section 8.1(d)(ii), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (ii) except as permitted by this Section 6.4, fail to include the Recommendation in the Schedule 14D-9, (iii) if a tender or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act or (iv) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or Company Acquisition Agreement (any of such actions, an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary in this Section 6.4, at any time prior to, but not after, the Acceptance Time, the Company Board may effect an Adverse Recommendation Change with respect to an Acquisition Proposal if, and only if, (A) such Acquisition Proposal was not solicited by the Company or caused by the Company to have been solicited, in each case, following the date of this Agreement in violation of Section 6.4, (B) the Company provides Parent with a written notice indicating that the Company, acting in good faith, believes that such Acquisition Proposal constitutes a Superior Proposal and, therefore, plans to conduct a meeting of the Company Board for the purpose of considering whether such Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least three Business Days prior to the date of such meeting of the Company Board and shall also include a copy of such Acquisition Proposal (or, if made orally, a reasonable description of the material terms of such Acquisition Proposal) and the other information required by Section 6.4(d), (C) during such three Business Day period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal shall cease to constitute a Superior Proposal, (D) the Company Board makes the determination that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such proposal) constitutes a Superior Proposal and (E) the Company Board concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change with respect to such Acquisition Proposal would be inconsistent with the Company Board’s exercise of its fiduciary duties to the Company’s stockholders under applicable Laws.  Upon any amendment to the financial terms or any other material amendment of an Acquisition Proposal, the Company shall promptly (and in any event within 24 hours) provide a new notice to Parent describing such amendment and the obligations set forth in clauses (C) and (D) of this Section 6.4(c) shall continue for at least two Business Days after delivery to Parent of such notice (and, if necessary, the Company Board meeting shall be postponed to accommodate such additional negotiation period).

(d)                                 The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including, in each case, the identity of the Person making any such Acquisition Proposal, inquiry or request and a copy of any such Acquisition Proposal, inquiry or request (or, if made orally, a reasonable description of the material terms of any such Acquisition Proposal, inquiry or request).

(e)                                  Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to disclose such information would violate its obligations under applicable Law; provided, that any disclosure permitted under this Section 6.4(e) shall be deemed, subject to the last sentence of this Section 6.4(e), an Adverse Recommendation Change unless it includes either an express rejection of the Acquisition Proposal or an express reaffirmation of the Recommendation.  A “stop, look and listen” or similar public communication contemplated by Rule 14d-9(f) shall not be deemed to be an Adverse Recommendation Change for purposes of this Agreement.

(f)                                   As used in this Agreement:

(i)                                     “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, tender offer, exchange offer,  share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, Merger and the other transactions contemplated by this Agreement.

(ii)                                  “Superior Proposal” means any bona fide, written Acquisition Proposal that the Company did not solicit or cause to be solicited following the date of this Agreement in violation of this Section 6.4 (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), taking into account all the terms and conditions and legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and (B) that the Company Board believes is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 6.5                                    Access to Information; Confidentiality.

(a)                                 From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent and its Representatives with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed that the foregoing shall require the Company, its Subsidiaries, officers, directors and Representatives to permit Parent and its officers, employees or Representatives to conduct any Phase I environmental assessment; provided, however, that the Company, its Subsidiaries, officers, directors and Representatives shall have no obligation in respect of any environmental testing or sampling, including, but not limited to, facility surface and subsurface soils and water, air or building materials).  All requests for such information pursuant to this Section 6.5 shall be made through the Chief Financial Officer of the Company or such Person as he shall delegate. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law; provided, however, that the Company shall provide notice to Parent of the fact that it is withholding access to information pursuant to clause (i), (ii) or (iii) of this Section 6.5(a) and use commercially reasonable efforts to cause such information to be made available in a manner that would not reasonably be expected to cause such breach, waiver or violation.

(b)                                 Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated May 29, 2015, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.6                                    Further Action; Efforts.

(a)                                 Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date (subject to the terms of this Agreement), including:  (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer, the Merger and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act and Foreign Antitrust

Laws; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.  In clarification of the foregoing, such reasonable best efforts of Omron, Parent and Merger Sub shall exclude, to the extent such actions would, individually or in the aggregate, have a material adverse effect on the business of Omron, Parent or, after the Effective Time, the Surviving Corporation, any obligation of Omron, Parent or Merger Sub to hold separate, divest or enter into a consent agreement or assume any obligation (whether structural or behavioral) with regard to (A) any of the businesses, product lines or assets of Omron or Parent, (B) after the Effective Time, any of the businesses, product lines or assets of the Surviving Corporation or any of its Subsidiaries acquired pursuant to this Agreement and/or (C) after the Effective Time, the Surviving Corporation or any of its Subsidiaries.  To the extent such reasonable best efforts of Omron, Parent and/or Merger Sub would require Omron, Parent and/or Merger Sub to hold separate, divest or enter into a consent agreement or assume any obligation (whether structural or behavioral) with regard to the Company or any of its Subsidiaries or any of their respective businesses, product lines or assets, Parent’s, Omron’s and/or the Company’s effectuation of such actions shall be contingent upon the consummation of the Offer and the Merger.  Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 6.6 shall entitle Parent to any reduction of the Offer Price or the Merger Consideration.

(b)                                 In furtherance and not in limitation of the provisions of Section 6.6(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act.  Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent; each of the parties shall otherwise bear their own costs and expenses incurred in connection with such filings.

(c)                                  If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, including, but not limited to, a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request, to the extent substantial compliance with such request is reasonably necessary to any requisite consent or expiration of any applicable waiting period under the HSR Act.

(d)                                 The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)                                     cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities.  In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, except that no party shall be obligated to provide to the other party any portion of its HSR Act notification filing not customarily furnished to another party in connection with HSR Act filings, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)                                  furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)                               promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)                              consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)                                 without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)                                  In addition, Omron and Parent shall use reasonable best efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(f)                                   Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis, where such information is customarily furnished to another party on an outside-only counsel basis in connection with HSR Act filings while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(g)                                  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.7                                    Takeover Laws.  If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, each of the Company, Omron and Parent and their respective Board of Directors shall use their respective reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.8                                    Notification of Certain Matters.  The Company, Omron and Parent shall promptly notify each other of (a)(i) any notice or other communication received by a party to this Agreement from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or (ii) any notice or other communication received by a party to this Agreement from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby if, in the case of this clause (ii), the subject matter or result of such communication would reasonably be expected to be material to the Company or the Offer, the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby unless, in the case of a threatened Action, such Action is, or would reasonably be expected to be, solely for immaterial monetary relief or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Offer Conditions set forth in Exhibit A hereto or any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII or the Offer Conditions set forth in Exhibit A hereto except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 6.9                                    Indemnification, Exculpation and Insurance.

(a)                                 Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Omron and Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively,

“Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof.  In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent and in the manner permitted by the DGCL and the Company Charter and Company Bylaws as at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)                                 Except as may be required by applicable Law, Omron, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)                                  For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the Company as of the date of this Agreement) maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% (per coverage year) of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for

300% (per coverage year) of such last annual premium.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors of the Company as of the date of this Agreement) maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.  If such tail prepaid policy has been obtained by the Company prior to the Effective Time, then (i) Parent shall not be required to purchase or cause to be purchased any substitute policy or “tail policy,” and (b) Parent shall cause such policy to be paid and maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation and any successor thereof.

(d)                                 Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such Action.

(e)                                  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  The provisions of this Section 6.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)                                   In the event that the Surviving Corporation, Parent, Omron or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent or Omron, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

Section 6.10                             Employment and Employee Benefit Matters; Other Plans.

(a)                                 Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of any written employment Contract or Change in Control Severance Agreement in effect as of the date of this Agreement and to provide 100% of the severance payments and benefits required thereunder to be provided to any Company Employee party to any such written employment Contract or Change in Control Severance Agreement whose employment with the Company is terminated during that 12-month period.

(b)                                 As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall, to the fullest extent reasonably practicable under the terms and conditions of such plan or related insurance policies, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c)                                  From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement (excluding any equity-based plan, program or agreement) of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration plans, programs or agreements (excluding any equity-based plan, program or agreement), and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(d)                                 Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee.

(e)                                  Nothing in this Section 6.10 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, create any right to continued employment, or modify or prevent, subject to Parent’s obligations under Section 6.10(a) and Section 6.10(c), the termination of any employment, severance, termination, consulting, retirement or other compensation and benefit plans, programs, arrangements, agreements or policies.

Section 6.11                             Public Announcements.  Each of Omron, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (b) following an Adverse Recommendation Change.  Omron, Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Omron or Parent and the Company.

Section 6.12                             Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13                             Resignation of Directors; Appointment of Parent Designees.  The Company shall use its reasonable best efforts to obtain and deliver to Parent on or prior to the Acceptance Time the resignation of the Company’s directors, which resignations shall be subject to the appointment and due election of directors designated by Parent in compliance with the Company Charter and Company Bylaws.  In furtherance of the foregoing, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that the aggregate number of Shares beneficially owned by Merger Sub and any affiliate of Parent following such acceptance for purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions reasonably necessary to cause Parent’s designees to be elected as directors of the Company.

Section 6.14                             Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15                             Obligations of Merger Sub.  Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.16                             Obligations of Parent.  Omron shall take all actions necessary to cause Parent to perform its respective obligations under this Agreement.

Section 6.17                             Company Indebtedness.  As of the Acceptance Time, the Company shall, with Parent’s cooperation and at Parent’s expense, use its commercially reasonable efforts (which shall not include the incurrence by the Company of costs or expenses) to take such actions as are necessary and appropriate to obtain at the Acceptance Time pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Acceptance Time, all existing indebtedness and other obligations (excluding any letters of credit outstanding as of the Effective Time and identified in writing by the Company to Parent at least five Business Days prior to the Effective Time, which Parent will, directly or indirectly, assume or otherwise provide acceptable replacement letters of credit) under the Loan and Security Agreement, dated as of June 9, 2014, by and between the Company and Comerica Bank (as amended from time to time, the “Credit Agreement”).  At or prior to the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Credit Agreement and take such reasonable action as necessary to replace such outstanding letters of credit as of the Effective Time.

Section 6.18                             Stockholder Litigation.  Subject to any fiduciary duties of the Company Board or the board of directors of any of the Company’s Subsidiaries, the Company shall consult with Parent in the Company’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of the Company or any of its Affiliates are, or would reasonably be expected to be, adverse to those of Parent, Merger Sub or any of their respective Affiliates) against the Company and/or any of its directors or officers relating to the transactions contemplated by this Agreement, provided that the Company shall not settle, compromise or enter into an agreement (other than any settlement, compromise or agreement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by this Agreement requiring (a) the payment of any amount in excess of the amount set forth on Section 6.18 of the Company Disclosure Letter, (b) the acceptance of any liability, or (c) the admission of any violations of Law by the Company or its Subsidiaries, in each case, without the prior written consent of Parent (which shall not to be unreasonably withheld, conditioned or delayed).

Section 6.19                             Rule 14d-10 Matters.  Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) shall take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act, provided that the Compensation Committee of the Company Board shall not be required to take any action that would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Laws.

Section 6.20                             Company Employee Stock Purchase Plan.  On or prior to the date hereof, the Company shall cause the Company Employee Stock Purchase Plan to be suspended as of the date hereof so that, as of such date, all contributions under any current offering period shall cease.  Any current offering period in effect as of the date hereof shall be the final offering period under the Company Employee Stock Purchase Plan.  Prior to the Acceptance Time, the Company shall shorten the duration of any then-current offering period under the Company Employee Stock Purchase Plan and purchase any Shares with all amounts withheld by the Company on behalf of the participants in the Company Employee Stock Purchase Plan as of such date (the “ESPP Purchased Rights”).  Any Shares so purchased in respect of ESPP Purchase Rights shall be treated in accordance with the provisions of Section 3.1.  Unless it has earlier terminated, the Company shall take all actions necessary so that the Company Employee Stock Purchase Plan shall terminate immediately prior to the Acceptance Time.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 HSR Act; Antitrust.  Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and any approvals or consents required under Foreign Antitrust Laws for the transactions contemplated by this Agreement shall have been granted or provided.

(b)                                 No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under applicable Law shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c)                                  Purchase of Shares in the Offer.  Merger Sub shall have accepted for payment, or caused to have been accepted for payment, all Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the Offer, the Merger and other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if (A) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, (B) Merger Sub shall have willfully failed to commence the Offer within 30 days after the date of the first public announcement of the execution and delivery of this Agreement in violation of Section 1.1(a) or (C) the Acceptance Time shall not have occurred on or before the date that is 120 days following the date of this Agreement; provided, however, that, in the event that on such date, all of the Offer Conditions set forth in Exhibit A have been satisfied or waived by Parent and Merger Sub, other than the Antitrust Condition (as defined in Exhibit A) and those conditions that by their nature are to be satisfied at the Expiration Date, such date shall be automatically extended for an additional 60 days (such date, as extended pursuant to this clause (C), the “Outside Date”).  The right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in any of the foregoing clauses (A), (B) or (C); or

(ii)                                  if (A) a Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction remaining in effect prohibiting or making illegal the consummation of the Offer or the Merger or (B) any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (B) of Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.6;

(c)                                  by Parent, at any time prior to the Acceptance Time:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date would result in the failure of an Offer Condition to be satisfied and, in each case, such breach or failure to perform has not been cured by the Company within 30 days after receipt of written notice thereof from Parent (but no later than the Outside Date); provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Omron, Parent or Merger Sub is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable Offer Condition to be satisfied; or

(ii)                                  either of the following has occurred:  (A) the Company Board shall have effected an Adverse Recommendation Change or (B) the Company shall have committed a willful and material breach of its covenants under Section 6.4;

(d)                                 by the Company, at any time prior to the Acceptance Time:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date would reasonably be expected to result in a Parent Material Adverse Effect and, in each case, such breach or failure to perform has not been cured by Parent or Merger Sub within 30 days after receipt of written notice thereof from the Company (but no later than the Outside Date); provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its material covenants or agreements set forth in this Agreement and such material breach is directly related to the failure of the applicable Offer Condition to be satisfied; or

(ii)                                  in order to accept a Superior Proposal, but only if the Company shall have complied in all material respects with its covenants under Section 6.4 with respect to such Superior Proposal (and any Acquisition Proposal that gave rise thereto); provided, that the Company shall concurrently with or immediately following such termination enter into the definitive Company Acquisition Agreement with respect to such Superior Proposal and make the payment required by Section 8.3(b).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2                                    Effect of Termination.  In the event of any valid termination of the Agreement, this Agreement shall immediately become null, void and have no further effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a)                                 the Confidentiality Agreement (as amended hereby) and the provisions of Section 4.24 and 5.5 (Brokers), Section 6.11 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (Parties in Interest), Section 9.7 (Governing Law), Section 9.8 (Consent to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b)                                 no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 8.3                                    Fees and Expenses.

(a)                                 Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that all filing fees paid in respect of the HSR Act shall be paid by Parent, the expenses incurred in connection with the filing, printing and mailing of the Schedule TO and the Offer Documents (including applicable SEC filing fees) shall be paid by Parent and the expenses incurred in connection with the filing, printing and mailing of the Schedule 14D-9 (including applicable SEC filing fees) shall be paid by the Company.

(b)                                 In the event that:

(i)                                     this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) at any time after the date of this Agreement and prior to the termination under Section 8.1(b)(i), an Acquisition Proposal shall have been communicated to the Company Board or any executive Officer of the Company or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination under Section 8.1(b)(i) and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes this Section 8.3(b)(i), the references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii)                                  this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii); or

(iii)                               this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)

then, in any such case, the Company shall pay Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)                                  Payment of the Termination Fee, if applicable, shall be made by wire transfer of immediately available funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) concurrently with such termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii) or (iii) as promptly as reasonably practicable after termination (but in no event later than two Business Days after termination), in the case of termination by Parent pursuant to Section 8.1(c)(ii).

(d)                                 Payment of the Termination Fee from or on behalf of the Company shall (i) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Omron, Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Termination Fee and (ii) subject to the rights and remedies available to Omron, Parent and Merger Sub pursuant to and under each of the circumstances described in Section 8.2(b), be the sole and exclusive remedy of Omron, Parent and Merger Sub against the Company, its Subsidiaries and each of their respective directors, officers, employees, agents, general and limited partners, managers, members, stockholders and Affiliates (each, a “Company Party”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)                                  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment, compounded quarterly, at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.4                                    Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5                                    Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written (including electronic) confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Omron, Parent, Merger Sub or the Surviving Corporation, to:

Omron Management Center of America, Inc.
2895 Greenspoint Parkway, Suite 100
Hoffman Estates, IL 60169
Attention:  Blake Thatcher
Facsimile:  (224) 520-7680
E-mail:  blake.thatcher@omron.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Ave.
Milwaukee, WI 53202
Attention:  Steven R. Barth

                  Spencer T. Moats
Facsimile:  (414) 297-4900
E-mail:  sbarth@foley.com

smoats@foley.com

(ii)                                  if to Company, to:

Adept Technology, Inc.
5960 Inglewood Drive
Pleasanton, CA  94588
Attention:  Seth Halio
Facsimile:  (925) 245-3510
E-mail:  seth.halio@adept.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304-1211
Attention:  Lisa A. Fontenot
Facsimile:  (650) 849-5027
E-mail:  lfontenot@gibsondunn.com

Section 9.3                                    Certain Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(c)                                  “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)                                 “knowledge” of the Company means the actual knowledge of the individuals listed on Section 9.3(d) of the Company Disclosure Letter;

(e)                                  “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

(f)                                   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(g)                                  “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(h)                                 “Tax Return” means any return, declaration, report, claim for refund or information statement filed, or required to be filed, with a Governmental Entity with respect to Taxes;

(i)                                     “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax, in each case, imposed by a Governmental Entity.

(j)                                    “Termination Fee” shall mean an amount equal to 3.5% of the total equity value (on a fully-diluted basis) implied by the Offer Price.

Section 9.4                                    Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 9.5                                    Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6                                    Parties in Interest.  This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 6.9, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article III and (c) from and after the Acceptance Time, the rights of holders of Company Stock Options or Company Stock Rights to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7                                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8                                    Consent to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably consent to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9                                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10                             Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15                             Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16                             No Presumption Against Drafting Party.  Each of Omron, Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.17                             Guarantee.  Omron and Parent agree to take all action necessary to cause Parent (in the case of Omron), Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Omron unconditionally guarantees to the Company the full and complete performance by Parent, and Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, in each case of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not of collectability.  Each of Omron and Parent hereby waive diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent (in the case of Omron), Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OMRON CORPORATION

By:	/s/ Yoshihito Yamada
Name: Yoshihito Yamada
Title: President and Chief Executive Officer

OMRON MANAGEMENT CENTER OF AMERICA, INC.

By:	/s/ Nigel Blakeway
Name: Nigel Blakeway
Title: Chairman, Chief Executive Officer and President

HOFFMAN ACQUISITION CORP.

By:	/s/ Nigel Blakeway
Name: Nigel Blakeway
Title: Chairman, Chief Executive Officer and President

ADEPT TECHNOLOGY, INC.

By:	/s/ Rob Cain
Name: Rob Cain
Title: President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may amend the Offer, if:

(a)                                 prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn that number of Shares (excluding Shares tendered pursuant to notices of guaranteed delivery for which Shares have not been received by the depository as receipt is determined pursuant to Section 251(h)(3) of the DGCL) that, together with the Shares, if any, then beneficially owned by Parent or any of its Subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding (the “Minimum Condition”);

(b)                                 prior to the Expiration Date, either or both (i) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall not have expired or been terminated, or (ii) any approvals or consents required in respect of the transactions contemplated by this Agreement under Foreign Antitrust Laws shall not have been granted or provided (clauses (i) and (ii) collectively, the “Antitrust Condition”);

(c)                                  any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)                                     any Governmental Entity or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that none of Omron, Parent or Merger Sub shall have committed a willful and material breach of its obligations set forth in Section 6.6(a) to contest, appeal or seek to have removed such order, decree, injunction, ruling or other action;

(ii)                                  any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by Parent, Merger Sub or any other affiliate of Parent, or the consummation of the Merger;

(iii)                               since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, or effect (or combination thereof) that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv)                              (A) the Company shall have breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and such breach or failure shall not have been cured, (B) (1) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.3 and Section 4.19 (solely with respect to the

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DGCL) shall not be true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for any failure of any of the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.3 to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount; or (2) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect (and, in the case of Section 4.15(a)(ii), a material adverse effect on the assets (taken as a whole), business, results of operations or financial condition of Omron or Parent and their respective Subsidiaries, taken as a whole, excluding, for purposes of this parenthetical, the Surviving Corporation and its Subsidiaries)); or (C) Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);

(v)                                 the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion.  The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.  All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Merger Agreement” ).

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